ASSIGNMENT, ASSUMPTION AND INDEMNITY AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND INDEMNITY AGREEMENT is effective as of the 30th day of September, 2013 by and between GLOBAL CASINOS, INC. a Utah corporation ("Assignor" or “Global”), and GEMINI GAMING, LLC, a Colorado limited liability company ("Assignee” or “Gemini”).

RECITALS

A.

This Agreement is being executed and delivered in connection with the consummation of that certain Amended and Restated Split-Off Agreement between Global and Gemini dated as of May 2, 2013 (the “Split-Off Agreement”), pursuant to which Global is selling to Gemini all of its interest in the equity securities of its subsidiaries Casinos USA, Inc. (“Casinos”), Doc Holliday Casino II, LLC (“Docs”) and Global Gaming Technologies, LLC (“GGT”).

B.

The parties desire to provide for the assignment to Gemini of all of Global’s liabilities and obligations related to its gaming assets and operations (“Gaming Debt”) and the assumption by Gemini of such Gaming Debt.

C.

The parties have satisfied all conditions necessary to the consummation of the transactions covered by the Split-Off Agreement and desire to consummate same in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in the Split-Off Agreement, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1.

Assignor, for itself, its successors and assigns, hereby sells, assigns, transfers, conveys and delivers to Assignee all of the Gaming Debt for which Assignor is obligated including, without limitation:

(a)

all obligations under the Docs Lease covering the Premises located at 129 to 131 Main Street, Central City, Colorado;

(b)

all obligations under the Loan Participation Agreements, as amended, with William Martindale and Pete Bloomquist;

(c)

all obligations for accounts payable and accrued liabilities;

(d)

all obligations under that certain Organization Agreement dated February 2006 with Joseph Kon regarding GGT.

2.

Assignee hereby accepts the foregoing assignment and transfer of the Gaming Debt and hereby agrees to assume and pay the Gaming Debt in accordance with its various terms and conditions, including, without limitation, the observance and performance of all obligations required of Assignor under any contract, lease or other executory agreement included within the Gaming Debt.

3.

Assignee agrees to indemnify, defend and hold harmless Assignor, and its affiliates, agents, successors and assigns, from and against any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys fees, which arise from or relate to the Gaming Debt.

4.

Assignor, for itself, its successors and assigns, hereby agrees to execute and deliver to Assignee any and all further documents of conveyance, agreements, assignments, transfers or other undertakings which Assignee may request and which may be necessary to effect and consummate the conveyances and assumptions herewith contained and the agreements and undertakings more fully set forth herein.

5.

This Agreement shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

ASSIGNOR:

GLOBAL CASINOS, INC.,

a Utah corporation

By:_____/s/ Christopher Brogdon

     Christopher Brogdon, President

ASSIGNEE:

GEMINI GAMING, LLC

a Colorado limited liability company

By:____/s/ Clifford L. Neuman

     Clifford Neuman, President